EXHIBIT 99

Contact:	Judith Wawroski, Treasurer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports 40% Increase in Year to Date 2018 Earnings

LAREDO, Texas—(BUSINESS WIRE)— November 7, 2018—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas (“IBC”), today reported net income for the nine months ended September 30, 2018 of $157.4 million or $2.36 diluted earnings per common share ($2.38 per share basic) compared to $112.2 million or $1.68 diluted earnings per common share ($1.70 per share basic), which results in an increase of 40% in net income and 40% in diluted earnings per share over the corresponding period of  2017.  Net income for the three months ended September 30, 2018 was $51.1 million or $.77 diluted earnings per common share ($.77 per share basic) compared to $39.6 million or $.59 diluted per common share ($.60 per share basic), which represents a 29% increase in net income and a 31% increase in diluted earnings per share over the corresponding period of 2017.

Net income for the three and nine months ended September 30, 2018 was positively impacted by an increase in net interest income due to a higher volume of loans and an increase in the overall yield of the loan portfolio.  Interest expense increased for the same period and can be attributed to an increase in the cost of borrowings expense and the rates paid on deposit liabilities, which have increased as a result of recent Federal Reserve Board actions to raise interest rates. Net income for the same periods was positively impacted by a decrease in the provision for probable loan losses compared to the same periods in 2017 as a result of a decrease in the historical loss experience in the commercial category of the allowance for probable loan losses calculation. Net income for the nine months ended September 30, 2018 was also positively impacted by a decrease in the effective tax rate on IBC’s taxable income, arising from the Tax Cut and Jobs Act signed into law on December 22, 2017.  As a result of the decrease in corporate tax rates to 21% from 35%, income tax expense decreased by approximately $27.9 million.

“I continue to be extremely pleased with our exceptional earnings success for the third quarter and year to date as we move through the latter half of 2018.  Our focus on continued cost control and improving performance in our core bank operations, has been complemented by the actions taken to reform the tax laws at the end of 2017, which have benefitted IBC and the economy as a whole, including the communities we serve.  We have a proven track record of success and continue to achieve earnings that exceed the majority of our peers based on Bank Holding Company Performance Reports compiled by the Federal Financial Institutions Examination Council.  We are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at September 30, 2018 were $11.8 billion compared to $12.2 billion at December 31, 2017.  Total net loans were $6.4 billion at September 30, 2018 compared to $6.3 billion at December 31, 2017. Deposits were $8.6 billion at September 30, 2018 compared to $8.5 billion at December 31, 2017.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 191 facilities and 288 ATMs serving 90 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.

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